EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports November Sales of $247.0 Million on a Same Store Sales Increase of 14%

Reiterates Fourth Quarter EPS Guidance

Warrendale, PA, November 29, 2006 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended November 25, 2006 increased 21% to $247.0 million, compared to $203.5 million for the month ended November 26, 2005. Comparable store sales increased 14% for the month.

In November the company experienced a strong kick-off to the holiday season, and management was pleased with the performance throughout the month including the Thanksgiving weekend. Customers responded well to the holiday collection and the company believes the brand is well-positioned as a gift destination this season.

Jim O'Donnell, Chief Executive Officer commented, "I am pleased with our performance, in particular the Thanksgiving weekend, which is the start to the holiday season. We continue to differentiate the AE brand, through on-trend assortments and a strong connection with our customers."

Total sales for the year-to-date forty-three week period ended November 25, 2006 increased 18% to $2.068 billion, compared to $1.756 billion for the forty-three week period ended November 26, 2005. Comparable store sales increased 11% for the year-to-date period.

At this point in the quarter, the company is reiterating its fourth quarter earnings guidance of $0.94 to $0.96 per share compared to $0.71 per share last year, which would represent 32%-35% growth over last year. Adjusted for the 3 for 2 stock split payable December 18th, fourth quarter earnings guidance is $0.63 to $0.64 per share, compared to $0.47 per share last year.

To access the company's recorded monthly sales commentary, please call 800-642-1687, conference code 3282124#.

About American Eagle Outfitters:

American Eagle Outfitters (Nasdaq: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 836 stores in 50 states, the District of Columbia and Puerto Rico, and 72 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. In September of this year, the company launched a new collection of dormwear and intimates. "aerie by American Eagle" is now available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom. The company has also introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates four stores and plans to open one additional store this year. For additional information and updates, visit martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's fourth quarter sales, markdowns and/or earnings expectations may not be achieved and those other risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660